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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of report (Date of earliest event reported) August 27, 2004


                        ALLIED HEALTHCARE PRODUCTS, INC.
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             (Exact Name of Registrant as Specified in Its Charter)

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
                    Delaware                                   0-19266                                25-1370721
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(State or Other Jurisdiction of Incorporation)         (Commission File Number)                    (I.R.S. Employer
                                                                                               Identification Number)
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                1720 Sublette Avenue, St. Louis, Missouri 63110
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          (Address, Including Zip Code, of Principal Executive Offices)

                                  314-771-2400
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              (Registrant's Telephone Number, Including Area Code)


          -------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)


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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under the following provisions:

           [ ] Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

           [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

           [ ] Pre-commencement communications pursuant to Rule 14a-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

           [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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           Section 1  -  Registrant's Business and Operations

           Item 1.01 -  Entry into a Material Definitive Agreement.

On August 27, 2004, Allied Healthcare Products, Inc. ("Allied") entered into an agreement with Abbott Laboratories ("Abbott") pursuant to which Allied will cease production of its product Baralyme(R), will, within sixty days, effect the withdrawal of Baralyme(R) product held by distributors and will pursue the development of a new carbon dioxide absorbent product. Baralyme(R), a carbon dioxide absorbent product, has been used safely and effectively in connection with inhalation anesthetics since its introduction in the 1920s. In recent years, the number of inhalation anesthetics has increased, giving rise to concerns regarding the use of Baralyme(R) in conjunction with these newer inhalation anesthetics when Baralyme(R) has been allowed, contrary to recommended practice, to become desiccated. The agreement also provides that, for a period of eight years, Allied will not manufacture, distribute, promote, market, sell, commercialize or donate any Baralyme(R) product or similar product based upon potassium hydroxide and will not develop or license any new carbon dioxide absorbent product containing potassium hydroxide.

In consideration of the foregoing, Abbott has agreed to pay Allied an aggregate of $5,250,000 of which $1,530,000 is currently due and the remainder payable in 4 equal annual installments of $930,000 due on July 1, 2005 through July 1, 2008. Allied has agreed with Abbott that in the event that it receives approval from the U.S. Food & Drug Administration for the commercial sale of a new carbon dioxide absorbent product not based upon potassium hydroxide prior to January 1, 2008, that Abbott will be relieved of any obligation to fund the $930,000 installment due July 1, 2008. Allied expects to suspend manufacturing operations at its Stuyvesant Falls, New York, facility and anticipates that costs associated with the withdrawal and suspension of operations at that location, including severance and benefit payments due union employees, will be approximately $600,000.

In addition to the provisions of the agreement relating to the withdrawal of the Baralyme(R) product, Abbott has agreed to pay to Allied up to $2,150,000 in product development costs to pursue development of a new carbon dioxide absorption product for use in connection with inhalation anesthetics that does not contain potassium hydroxide and does not produce a significant exothermic reaction with currently available inhalation agents.

In 2004, Allied's sales of Baralyme(R) were approximately $1.9 million and contributed approximately $670,000 in pre-tax earnings and cash flow from operations. The majority of the $5,250,000 Allied is to receive from Abbott will be recognized into income over the eight-year term of the agreement. The effect of such amortization is projected to adversely impact Allied's annual pre-tax operating income by approximately $500,000 in each of the first four years of the period and $400,000 in the fifth annual period while having a slightly positive effect in the final three years. The net cash flow expected to be realized by Allied under the agreement with Abbott is projected be substantially equivalent to the net cash flow Allied would have expected to realize from continued manufacture and sales of Baralyme(R) during the initial five years of the period.


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           Section 9 - Financial Statements and Exhibits

           (a)       Not Applicable

           (b)       Not Applicable

           (c)       Exhibits

                     Exhibit 10: Agreement dated August 27, 2004 between Allied Healthcare Products and Abbott Laboratories, including Confidentiality Agreement


                                   SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             Allied Healthcare Products, Inc.

                                             By:  /s/ Daniel C. Dunn
                                                  ---------------------------
                                             Name:  Daniel C. Dunn
                                             Its:  Chief Financial Officer


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